EXHIBIT 5.1

[Letterhead of Craig W. Stensland]

April 15, 2010

Central Illinois Public Service Company

c/o  Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri  63103

Re: Registration Statement on Form S-4 of Central Illinois Public Service Company

Ladies and Gentlemen:

I am an Associate General Counsel of Ameren Services Company, an affiliate of Ameren Corporation, a Missouri corporation, which provides legal and other professional services to Central Illinois Public Service Company, an Illinois corporation (the “Company”).  This opinion is being delivered in connection with the Company’s registration statement (as finally amended, the “Registration Statement”) on Form S-4 filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to (i) 45,436 shares of 4.08% cumulative preferred stock, par value $100 per share, of the Company, (ii) 23,656 shares of 4.20% cumulative preferred stock, par value $100 per share, of the Company, (iii) 16,621 shares of 4.26% cumulative preferred stock, par value $100 per share, of the Company, (iv) 16,190 shares of 4.42% cumulative preferred stock, par value $100 per share, of the Company, (v) 18,429 shares of 4.70% cumulative preferred stock, par value $100 per share, of the Company and (vi) 4,542 shares of 7.75% cumulative preferred stock, par value $100 per share, of the Company (collectively, the “Preferred Stock”), all of which is to be issued by the Company in connection with the merger of Central Illinois Light Company and Illinois Power with and into the Company pursuant to the Agreement and Plan of Merger, dated as of April 13, 2010 (the “Merger Agreement”).

In rendering this opinion, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation of the Company, as amended (the “Charter”), and Bylaws of the Company, each as in effect on the date hereof, the form of post-merger articles of incorporation of the Company, the form of post-merger by-laws of the Company, the Merger Agreement, corporate and other documents, records and papers and certificates of public officials, and other such documents, materials and matters of law as I have deemed necessary or appropriate to enable me to deliver this opinion.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies.

On the basis of, and subject to, such review and assuming that (i) the applicable provisions of, and the rules and regulations promulgated under, the Securities Act and the securities or “blue sky” laws of applicable states or other jurisdictions shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors (or a duly appointed committee or representative thereof) of the Company and remain effective authorizing the issuance and sale of the Preferred Stock and (iii) the Preferred Stock will be issued upon the terms specified in such resolutions and in any required orders of the Federal Energy Regulatory Commission and other applicable regulatory approvals, I am of the opinion that the Preferred Stock will be validly and legally issued, fully paid and non-assessable, when (1) the Registration Statement has become effective under the Securities Act, provided that such effectiveness shall not have been terminated; (2) the Charter has been validly, legally and appropriately amended further designating and describing each series of Preferred Stock to be issued; (3) the merger is completed in accordance with the terms of the Merger Agreement; and (4) such Preferred Stock has been issued as contemplated by the Merger Agreement, on the terms and conditions set forth in the Registration Statement, the prospectus forming part thereof and any applicable supplements thereto and in compliance with the Charter and applicable Illinois law.

I am a member of the State Bar of Illinois and this opinion is limited to the laws of the State of Illinois and the federal laws of the United States insofar as they bear on the matters covered hereby.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of Securities” in the prospectus included in the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Craig W. Stensland